AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 5, 2018 (the “Effective Date”), by and between Interpace Diagnostics Group, Inc. (together with Interpace Diagnostics, LLC and Interpace Diagnostics Corporation, the “Company”), having its principal place of business at 300 Interpace Parkway, Parsippany, New Jersey 07054, and Jack E. Stover (the “Executive”).

Recitals

WHEREAS, the Company and the Executive are parties to an employment agreement, dated October 28, 2016 (the “Prior Agreement”);

WHEREAS, Section 7.2 of the Prior Agreement provides that the Company and the Executive may amend the Prior Agreement by mutual agreement; and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived here from and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement

1. Definitions.

1.1. “Affiliate” means any person or entity controlling, controlled by or under common control with the Company.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Cause” means (1) the material or willful failure to perform duties reasonably expected and/or requested of the Executive if such material or willful failure continues for more than thirty (30) days after notice of such material or willful failure to perform; (2) conviction of (including the entry of a nolocontendere plea, guilty plea to, or confession of guilt of) a felony; (3) commission of a fraudulent or illegal act in commission of his duties or otherwise with respect to the Company; (4) willful misconduct or gross negligence; (5) material violation of the Company’s policies or procedures; and/or (6) material violation of any Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement between Executive and the Company (the “Restrictive Covenant Agreement”); (7) a material breach of any of the terms or conditions of this Agreement not cured within thirty (30) days written notice from the Company to the Executive specifying such breach; (8) the failure to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time; or (9) engaging in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.

1.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.5. “Disability” means the Executive’s termination of employment with the Company as a result of the Executive’s incapacity due to reasonably documented physical or mental illness that is reasonably expected to prevent the Executive from performing his duties for the Company on a full-time basis for more than six consecutive months; provided however, that no such incapacity will be deemed to be a “Disability” unless the Executive would also be deemed to be “Disabled” under Section 409A of the Code.

1.6. “Good Reason” shall mean without the prior express written consent of the Executive (a) the Executive suffers a material change in his reporting obligations or title; (b) the Executive suffers a material change in the duties, responsibilities or effective authority associated with his titles and positions, as set forth and described in Section 2 of this Agreement; (c) a reduction by the Company of the Executive’s Base Salary; (d) the Executive’s office location is moved to a location more than 70 miles from the Executive’s current location of 1089 Eagle Road, Newtown, PA 18940, (e) a foreclosure of the Company’s assets by a secured creditor occurs, (f) a material diminution in the budget over which the Executive retains authority occurs, or (g) the Company fails to materially comply with the terms of this Agreement. Good Reason shall not be deemed to exist unless the Executive gives the Company written notice within thirty (30) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason. If the Company fails to cure such act or failure to act, if curable, within thirty (30) days after receipt of such notice, the Executive may terminate his employment for Good Reason. For the avoidance of doubt, if such act is not curable, the Executive may terminate his employment for Good Reason upon providing such notice.

1.7. “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, investment fund, government, governmental agency or body or any other group or entity, no matter how organized and whether or not for profit.

1.8. “Termination Date” means the date the Executive’s employment with the Company is terminated for any reason.

1.9.”Transaction” means (i) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (ii) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (iii) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any other person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; (iv) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly or (v) a public or private offering of securities of the Company. Additionally, any transaction that involves a mere change in identity, form or place of organization with the meaning of Section 368(a)(1)(F) of the Code, or a transaction of similar effect or which is used to obtain a line of credit or other financing, shall not constitute a Transaction.

2. Employment.

2.1. Position. Subject to the terms and provisions set forth in this Agreement, during the “Term of Employment” (as defined below) the Executive shall be employed as the President and Chief Executive Officer of the Company and in such other positions with the Company and its affiliates (for no additional compensation) as may be determined by the Board or its designee from time to time. The Executive shall have the duties, responsibilities and authority normally associated with such positions and such other duties and responsibilities as are assigned by the Board or its designee from time to time consistent with the Executive’s positions. During the Term of Employment, Executive will be nominated to serve as a member of the Board; provided, however, that Executive’s continued service as a member of the Board will be subject to any required stockholder approval. Upon termination of the Term of Employment, unless otherwise requested by the Board, Executive agrees to resign from all director and officer positions with the Company and its affiliates.

2.2. Engagement. During the Term of Employment, the Executive shall report to the Board, and the Executive shall devote the Executive’s best efforts and the Executive’s full business time and attention to the business and affairs of the Company and its Affiliates. The Executive shall not engage, directly or indirectly, in any other business, investment or activity that (a) interferes with the performance of the Executive’s duties under this Agreement, (b) is contrary to the interests of the Company or any of its Affiliates or (c) requires any portion of the Executive’s business time; provided, however, that, to the extent that the following does not impair the Executive’s ability to perform the Executive’s duties pursuant to this Agreement, the Executive, with the Board’s prior written approval (which approval may be withheld in the sole discretion of the Board), may serve on the board or committee of any non-profit, charitable or other organization.

2.3. Term of Employment. The Term of Employment under this Agreement shall commence on the Effective Date until terminated under Section 4 below (the “Term of Employment”).

3. Compensation and Other Benefits.

3.1. Base Salary. During the Term of Employment, the Executive shall receive a base salary per annum payable in accordance with the Company’s normal payroll practices as in effect from time to time of $450,000 (“Base Salary”). The Executive’s Base Salary may be reviewed by the Board on an annual basis and shall be subject to upward (but not downward) adjustment, as determined by the Board. Effective as of the date of any such increase, the Base Salary as so increased shall be the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.

3.2. Annual Bonus. During the Term of Employment, the Executive shall be eligible to earn an annual performance bonus, subject to the attainment of annual performance goals as determined by the Board. The Executive’s annual target bonus will be 60% of the Base Salary (the “Target Bonus”) and shall be based on achievement of corporate and/or individual performance objectives as may be determined by the Compensation Committee in its sole and absolute discretion (“Bonus”). Any Bonus payable under this Section shall be paid by March 15th of the year following the year to which such Bonus relates.

3.3. Benefit Plans. During the Term of Employment, the Executive shall be eligible to participate in and be covered on the same basis as other senior management of the Company, under all employee benefit plans and programs maintained by the Company, including without limitation vacation, retirement, health insurance and life insurance.

3.4. Equity Grants. In consideration of the Executive entering into this Agreement, the Company shall grant on the date of this Agreement to Executive a non-qualified stock option to purchase 240,000 shares of the Company’s common stock, each with a fair market value equal to the market price of the Company’s stock on the date of the grant, and 60,000 restricted stock units, and in both cases with a three-year vesting period, subject to the terms of the Company’s Amended and Restated 2004 Stock Award and Incentive Plan. Commencing on the date of the grant and on each annual anniversary thereafter during the Term of Employment, the Company shall grant Executive a non-qualified stock option and/or restricted stock unit award under the Company’s Amended and Restated 2004 Stock Award and Incentive Plan or successor plan (or any successor plan or arrangement thereof) (“Annual Equity Grant”). The actual number of shares underlying the Annual Equity Grant with respect to any particular year will be determined by the Compensation Committee based on the achievement of corporate and/or individual performance objectives established and measured by the Compensation Committee in its sole and absolute discretion.

3.5. Expenses. During the Term of Employment, the Company shall, subject to Section 7.5, pay or reimburse the Executive for reasonable and necessary expenses directly incurred by the Executive in the course of the Executive’s employment in accordance with the Company’s standard policies and practices as in effect from time to time.

4. Termination. Upon the occurrence of a termination of employment, the Executive shall and shall be deemed to have immediately resigned from any and all officer, director and other positions he then holds with the Company and its Affiliates (and this Agreement shall act as notice of resignation by the Executive without any further action required by the Executive). Except as specifically provided in this Section 4, all other rights the Executive may have to compensation and benefits from the Company or its Affiliates, shall terminate upon such Termination Date.

4.1. Termination Due to Death. In the event of the Executive’s death during the Term of Employment, the Executive’s estate or his legal representative, as the case may be, shall be entitled to: (a) earned but unpaid Base Salary and any unpaid expense reimbursements, in each case, as of the date of the Termination Date; (b) any vested benefits earned by the Executive under any employee benefit plan of the Company of its affiliates under which he was participating immediately prior to the Termination Date, which such benefits to be provided in accordance with the terms of the applicable employee benefit plan; (c) earned but unused vacation as of the Termination Date; and (d) payment of any earned but unpaid Bonus for any fiscal year ending prior to the Termination Date, payable in the same manner and at the same time as such Bonus would have been paid in the absence of such termination (collectively, the “Accrued Benefits”). All other rights the Executive may have, other than as set forth in this Section, shall terminate upon such Termination Date.

4.2. Termination Due to the Executive’s Disability. Upon written notice to the Executive, the Company may terminate the Executive’s employment hereunder due to Disability. In such event, the Executive or his legal representative, as the case may be, shall be entitled to: (a) the Accrued Benefits and (b) any benefit payable under any then current Disability or Accidental Death and Dismemberment Policy to the Executive, the Executive’s estate or his legal representative. All other rights the Executive may have, other than as set forth in this Section, shall terminate upon such termination.

4.3. Termination Without Cause; Termination for Good Reason. The Company may terminate the Executive’s employment without Cause and the Executive may terminate his employment for Good Reason. If, during the Term of Employment, but not during the 24-month period following a Transaction, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (unless the Executive has incurred a termination under Sections 4.1 or 4.2 above), the Executive, subject to the Release requirements in Section 4.8, shall be entitled to receive: (a) the Accrued Benefits; (b) an amount equal to one (1) times the Executive’s then current Base Salary, to be paid in nine (9) equal installments in accordance with the Company’s standard payroll practices, as in effect from time to time; (c) provided that the Executive timely elects to receive COBRA continuation medical benefits, the Company will pay the applicable premium for 12 months following such termination; (d) notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding non-qualified stock option and restricted stock unit awards that were scheduled to vest during the 24-months following the Termination Date, but for the Executive’s termination, shall become fully vested and, to the extent applicable, exercisable; and (e) a lump sum payment equal to the greater of 60% of the Executive’s Base Salary or the largest discretionary bonus paid to Executive received in the three years preceding the date of termination. All other rights the Executive may have, other than as set forth in this Section, shall terminate upon such termination.

4.4. Termination For Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for Cause. In such event, the Executive shall be entitled to the Accrued Benefits. All other rights the Executive may have, other than as set forth in this Section, shall terminate upon such termination.

4.5. Voluntary Termination Without Good Reason. Upon 30 days prior written notice to the Company, the Executive shall have the right to voluntarily terminate his employment hereunder for any reason. Upon receipt of the Executive’s notice of voluntary termination, the Company at its sole discretion may elect to reduce the notice period and no such action by the Company shall cause the Executive’s termination to be a termination by the Company without Cause. In such event of the Executive’s voluntary termination, the Executive shall be entitled to the Accrued Benefits. All other rights the Executive may have, if applicable, shall terminate upon such termination.

4.6. Change in Control Termination. Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twenty-four (24) months following a Transaction, the Executive shall receive the Accrued Benefits and, subject to the Release requirements in Section 4.8, the Executive shall be entitled to receive: (a) an amount equal to one and a half (1½) times the Executive’s then current Base Salary plus one and a half (1½) times the Target Bonus, such amount to be paid in nine (9) equal installments in accordance with the Company’s standard payroll practices, as in effect from time to time; (b) provided that the Executive timely elects to receive COBRA continuation medical benefits, the Company will pay the applicable premium for 18 months following such termination; and (c) notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding non-qualified stock option and restricted stock unit awards that were scheduled to vest during the 36-months following the Termination Date, but for the Executive’s termination, shall become fully vested and, to the extent applicable, exercisable. All other rights the Executive may have, other than as set forth in this Section, shall terminate upon such termination.

4.7. Violation of Restrictive Covenants. Without limiting the Company’s remedies, upon the Executive’s breach of any restrictions set forth in the Restrictive Covenant Agreement, the Company will have no obligation to continue to pay or provide any of the amounts or benefits under this Section 4.

4.8. Release. The applicable severance benefits provided under this Section 4 (“Severance”) are subject to the Executive’s execution of a general release in a form satisfactory to the Company (the “Release”), which becomes effective within 30 days following the Termination Date. The Severance will commence or be made, as applicable, once the Release becomes effective. Notwithstanding the foregoing, if the 30-day period following the Executive’s termination ends in a calendar year after the year in which the Executive’s employment terminates, the Severance shall commence or be made no earlier than the first day of such later calendar year. All other rights the Executive may have, other than as set forth in this Section, shall terminate upon such termination.

5. Successors. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors, purchasers and assigns.

6. Restrictive Covenants. To induce the Company to enter into this Agreement, and in recognition of (a) the Executive’s employment with the Company, (b) the compensation to be paid to the Executive pursuant to Sections 3 and 4 of this Agreement, and (c) such other consideration payable to the Executive by the Company (including, but not limited to, any equity incentive award made to Executive or any bonus), the Executive agrees to be bound by the terms and conditions of the Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete and Rights to Intellectual Property Agreement between Executive and the Company dated January 28, 2016 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination.

7. Miscellaneous.

7.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the New Jersey, applied without reference to principles of conflict of laws. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the federal courts located within New Jersey, with respect to any controversy, dispute, or claim arising out of or relating to this Agreement.

7.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

7.3. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party by reputable overnight courier, by facsimile or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Interpace Diagnostics Group, Inc.

Morris Corporate Center 1
300 Interpace Parkway - Bldg. C
Parsippany NJ 07054
c/o Chief Executive Officer and Chief Financial Officer

To the Executive:	at his residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient; (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) upon transmission by facsimile if a customary confirmation of transmission is received during normal business hours and, if not, the next business day after transmission; or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

7.4. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes it determines may be appropriate.

7.5. Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement. Subject to the provisions in this Section, the severance payments pursuant to this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of the Executive’s termination of employment.

7.5.1. This Agreement is intended to comply with or be exempt from Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith or to be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company.

7.5.2. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

7.5.3. If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

7.5.4. If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

7.5.4.1. Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

7.5.4.2. Each installment of the severance payments and benefits due under this Agreement that is not described in Section 7.5.4.1 above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

7.5.5. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

7.5.6. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

7.5.7. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

7.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.7. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

7.8. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

7.9. Entire Agreement. This Agreement contains the entire agreement between the parties, including their respective affiliates, concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

7.10. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

INTERPACE DIAGNOSTICS GROUP, INC.

By:	/s/ Stephen J. Sullivan
Name:	Stephen J. Sullivan
Its:	Chairman 12/6/18

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/s/ Jack E. Stover
Jack E. Stover